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                                                                    EXHIBIT 4.15

CONTRACT OF LEASING CELEBRATED ON ONE PART BY THE "EJIDO (COMMUNAL LAND) OF CERRO DE SAN PEDRO" (FROM NOW ON DENOMINATED "THE EJIDO", REPRESENTED BY THEIR COMISARIADO EJIDAL (EJIDAL COMISSION), AND FOR THE OTHER PART MINERA SAN XAVIER, SA. DE CV., (FROM NOW ON DENOMINATED THE COMPANY), REPRESENTED BY THEIR ATTORNEY VICTOR GARCIA JIMENEZ, CONFORMING WITH THE FOLLOWING DECLARATIONS AND CLAUSES

                                  DECLARATIONS

THE EJIDO DECLARES:

a) That it is an ejidal population center within the municipality of Cerro de San Pedro, state of San Luis Potosi, officially recognized and that it is the owner of a property with total surface of 2000.00 hectares of undeveloped land that it acquired by means of Presidential Resolution dated January 8th, 1925 and published in the official newspaper of the Federation on March 17 1925.

b) That the signatories Felipe Alvarado Alvarez, Aristeo Gutierrez and Manuel Gomez Moreno, in their quality of president, secretary and treasurer of the "Ejidal Commission" respectively, as well as that of Narciso Alvarado Castillo, Tiburcio Alvarado Alvarez and Pedro Alvarado Alvarez in their quality of members of the Supervisory Counsel, granted them by means of agreement of the ejidal assembly celebrated March 17th, 1996, and which has not been revoked or limited in form that could nullify the present contract.

c) That on the date of February 6th, 1997, the supreme counsel of The Ejido, authorized by majority of votes and by means of a Special General Assembly, presented to Juan Carlos Escalante, Constitutional Mayor of the Municipality of San Pedro, in the public trust and to the Attorney Felipe Flores Raya, representative of the Agrarian Attorney's Office in the state of San Luis Potosi, the formal execution of this contract.

d) It is agreed under the terms and conditions of the present contract that The Company will temporarily occupy the portion of "land" (The Land) with a surface of 290.8465 hectares described in the map signed by the parties and annexed to the present contract to be part of the same. In this map the surface corresponding to the urban area of Cerro de San Pedro must be respected.

II.- THE COMPANY DECLARES:

That it is a legally constituted mining corporation according to the laws of the Mexican Republic, legally qualified to execute the present contract and to own mining concessions of exploration and of exploitation by option or of their property.

That it through its legal proxy it has the ability to sign the present contract, and has neither revoked or modified the power of proxy, accredited by means of the testimony of the Public Filing Number 50650, Book 1010, dated on March 18th, 1994, presented to Public Notary number 140 of the Distrito Federal, Jorge Dominguez Martinez.

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It has been performing mining exploration in a part of the area of the municipality of Cerro de San Pedro, San Luis Potosi, and that for the development of their operations and to carry out its activities requires occupation by means of lease the land in question.

It has expressed and accepted the preceding in accordance with the articles 27 of the "Constitucion Politica de los Estados Unidos Mexicanos", first, second, nine, ten, twenty first, twenty second and twenty fourth articles, and others applicable to the Agrarian Law, both parties grant and accept obligations according to the following clauses.

                                     CLAUSES

FIRST. - The Ejido grants in lease to the company the land whose surface, measures and boundaries are described next and whose map is an integral part of this contract, so that The Company will utilize it for those activities that it requires to carry out its exploration, exploitation and the construction of its ore beneficiation plant by means of the construction of an open pit mine on the surface of the land.

The leased surface is of 290.8465 hectares with the following meets and bounds with the starting point, the monument denominated point number 1 and excluding the urban area of Cerro de San Pedro.

Sides               Course                  Measures                      Boundaries
1-2      northeast 81(degree)17' 30"         476.293               Palma de la Cruz public land
2-3      southeast 75(degree)18' 17"         346.418               Palma de la Cruz public land
3-4      southeast 78(degree)00' 00"         820.773               Palma de la Cruz public land
4-5      SW        26(degree)00' 00"         746.476               Ejido Cerro de San Pedro
5-6      W                                   486.259               Ejido Cerro de San Pedro
6-7      SW         36(degree)00'00"       1,875.297               Cerro de San Pedro,
                                                                   Municipality and Ejido
7-8      SW         53(degree)38'37"         200.000               Ejido Cuesta de Campa
8-9      SW         62(degree)33'22"         800.931               La Zapatilla, Fraction
9-10     SW        62(degree)49' 06"         458.697               La Zapatilla, Fraction
10-11    NW         27(degree)10'54"          200.00               Ejido Cerro de San Pedro
11-12    NE         62(degree)39'32"       1,314.891               Ejido Cerro de San Pedro
12-13    NE        11(degree)44' 04"         188.841               Ejido Cerro de San Pedro
13-14    NE         35(degree)03'47"         117.417               Ejido Cerro de San Pedro
14-15    NE        64(degree)42' 56"         130.942               Ejido Cerro de San Pedro
15-16    NE        51(degree)45' 24"          65.561               Ejido Cerro de San Pedro
16-17    N                                   830.872               Ejido Cerro de San Pedro
17-18    NE        30(degree)00' 00"         874.554               Ejido Cerro de San Pedro
18-19    NE        59(degree)00' 00"         653.908               Ejido Cerro de San Pedro
19-1     SE        88(degree)00' 00"         190.000               Ejido Cerro de San Pedro

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The company is authorized by The Ejido to increase the surface previously described by a maximum of 10.0000 hectares in any direction inside of the limits of the surface of The Ejido without modifying the agreed price of lease and under the same conditions as the present contract.

SECOND. - The annual price of the lease is of $170,000.00 pesos, payable in the following manner: two years of rent in advance starting from the date of signature of the present contract, ($ 340,000.00 pesos ), and at the beginning of the year starting from the third year that the present contract is validity (January 1st, 1999). The payments will be made no later than fifteen days after the expiration date. The initial payment will be made to the comisariado ejidal against the delivery of the corresponding receipt in the headquarters of The Ejido and the subsequent ones in the offices of The Company.

THIRD. - The quantity of the lease will be adjusted annually according to the percentage of the annual increment of the effective minimum wage in the area.

FOURTH: The validity of the present contract is for fifteen years guaranteed by The Ejido, and voluntarily by the company, starting from the date of signature of the same. The contract may be extended for another equal period and under the same conditions, with the official notification of The Company to The Ejido.

FIFTH: At any time, during the term of the present contract The Company has the right to early termination of the contract, but must pay as compensation the quantity of one year of rent and to repair other damages that have been able caused beyond the normal considered in the present contract.

SIXTH: The Ejido gives to The Company, The Land as is at the moment of the signature of the present contract without cultivations, crops, plantations, vegetable gardens, constructions, buildings, works, works or facilities of any type and only with the natural vegetation of the land and the mining works that exist in the land.

The Company will utilize the land to carry out its activities in the way appropriate for its mining operation, carrying out in the area works of superficial geology, measurations, layout of lines for geochemical and geophysical investigations, sampling of rocks, roads, schedules for drilling, drill holes, mining works, facilities, constructions, buildings, beneficiation plants, warehouses, shops and work of all types without limitation as long as they are carried out according to the applicable laws.

SEVENTH: For the development of the aforementioned work The Company is under obligation to negotiate and to obtain the authorization of the corresponding permits as for those relative to the change of land use and clearing. Upon failure to do so it will cease to occupy the land.

EIGHTH: The Ejido may use for its convenience, at the time and according to the dispositions of the Secretary of the Environment, all of the vegetation that is product of

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clearing the land. The Company in agreement with the same Secretary will transplant the indicated vegetable species on land of The Ejido.

NINTH: It is expressly agreed that upon the termination of the contract, all the structures and material produced by beneficiation of the ore, left on the surface of the land will became property of The Ejido, not including the equipment, machinery, and removable structures used by The Company.

TENTH: It will be obligation of The Ejido to maintain the land free of all legal affects, obligations or limitation of domain, to complete promptly all the obligations imposed on the owner by the agrarian law or any other legal authority, and not to carry out any type of agricultural activity, grazing, or forestry inside the land after the company begins its construction and exploitation work.

ELEVEN: According to their abilities, capacity and knowledge, properly registered and recognized members of The Ejido will have preference in their employment applications, provided that they fulfill the necessary requirements. The Company will collaborate partially or totally to its limits in works of common benefit for The Ejido.

TWELVE: All the fees, expenses and rights originating from the authorization and approval of the present contract, as well as their inscription in the registration of the corresponding official agencies will be covered by The Company.

THIRTEEN: The present contract reflects the total agreement of all the parts with respect to its objective, and therefore cancels and leaves without effect any other previous verbal agreement, agreement or letter of intent with respect to the same objective. Likewise, the parties recognize that in this contract there is not any fault, error, bad faith, deceit or any other failure of agreement on the part of either. The present contract will apply under all its terms and conditions to the heirs, successors, or grantees of the parties, as well as to future authorities and comisariados of The Ejido, without requiring the authentication of the current parties.

FOURTEEN: All the communications and notices presented between the parties in conformity with this contract, will be made in writing, in the knowledge that when it is desired to have clear proof of a communication, it will be made before a Notary Public.

For the effects of the present contract, the parties point out as their headquarters the following:

THE EJIDO                               THE COMPANY
Domicilio Conocido                      Minera San Xavier, SA. de CV.
Cerro de San Pedro                      Manzanos 140
Municipio de Cerro de San Pedro         Colonia Jardin
San Luis Potosi,                        San Luis Potosi

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FIFTEEN: For the completion and interpretation of anything not stipulated in the present contract, the parties declare their agreement in being held to the legal standards applicable in the city of San Luis Potosi, especially to those of the article 27 of the Constitution, the Agrarian Law, the Mining Law, their regulation, the Trade Code and the Civil Code, and to the authority of the agrarian courts of the same city, renouncing the jurisdiction or authority of any other tribunal or court that may apply by virtue of their current or future addresses.

The present contract consists of 6 pages, and once read and informed of its content the involved parties will signed the agreement in triplicate in the city of San Luis Potosi, S.L.P., on February 11th, 1997 before Notary Public.

THE EJIDO                                THE COMPANY
The Ejido, Cerro de San Pedro            Minera San Xavier, SA. de CV.
/s/ Felipe Alvarado                      /s/ Victor Garcia Jimenez
----------------------------             --------------------------------
Felipe Alvarado                          Victor Garcia Jimenez
PRESIDENT

/s/ Aristeo Gutierrez Chavez
----------------------------
Aristeo Gutierrez Chavez
SECRETARY                                SUPERVISORY COUNSEL
                                         /s/  Narciso Alvarado Castillo
                                         --------------------------------
/s/ Manuel Gomez Moreno                  Narciso Alvarado Castillo
----------------------------
Manuel Gomez Moreno
TREASURER                                /s/ Tiburcio Alvarado Alvarez
                                         --------------------------------
                                         Tiburcio Alvarado Alvarez

                                         Pedro Alvarado Alvarez